Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS Health Corporation Announces Final Results of Tender Offers

WOONSOCKET, RI, September 5, 2014 – CVS Health Corporation ( “CVS Health” or the “Company”) (formerly known as CVS Caremark Corporation) (NYSE: CVS) announced today the final results of its previously announced cash tender offers (the “Tender Offers”) that commenced on August 7, 2014 for (1) any and all of its 6.250% Senior Notes due 2027 (the “Any and All Notes”) and (2) up to a maximum amount of its 6.125% Senior Notes due 2039, 5.750% Senior Notes due 2041 and 5.750% Senior Notes due 2017 (collectively, the “Maximum Tender Offer Notes” and together with the Any and All Notes, the “Notes”). The Tender Offers were made solely pursuant to CVS Health’s Offer to Purchase dated August 7, 2014, as amended or supplemented (the “Offer to Purchase”).

The Tender Offers expired at 11:59 p.m., New York time, on September 4, 2014 (the “Expiration Date”). An aggregate principal amount of $2,371,066,000 of Notes was validly tendered in the Tender Offers since the commencement of the Tender Offers and not validly withdrawn. The table below sets forth for each series of Notes the principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers:

Title of Notes	CUSIP Number	Principal Amount Outstanding		Acceptance Priority Level	Principal Amount Tendered		Principal Amount Accepted for Purchase	Final Proration(1)

Any and All Notes:
6.250% Senior Notes due 2027	126650BJ8	$1,000,000,000	(2)	1	$546,925,000	(2)	$546,925,000	N/A

Maximum Tender Offer Notes:
6.125% Senior Notes due 2039	126650BR0	$1,500,000,000		2	$765,859,000		$765,859,000	100.0%
5.750% Senior Notes due 2041	126650BX7	$950,000,000		3	$456,804,000		$456,804,000	100.0%
5.750% Senior Notes due 2017	126650BH2	$1,310,308,000		4	$601,478,000		$230,412,000	38.1%

(1)	Rounded to the nearest tenth of a percentage point.
(2)	On August 22, 2014 (the “Early Settlement Date”), CVS Health purchased $546,910,000 aggregate principal amount of the Any and All Notes that were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on August 20, 2014 (the “Early Tender Date”).

The amount of each series of Notes accepted for purchase was determined under the terms and conditions of the Tender Offers as set forth in the Offer to Purchase. CVS Health will accept for purchase all of the Any and All Notes validly tendered after the Early Tender Date and on or prior to the Expiration Date. As described in the Offer to Purchase (as modified by the Company’s press release dated August 21, 2014), CVS Health will accept for purchase Maximum Tender Offer Notes such that the aggregate principal amount of the Maximum Tender Offer Notes tendered and accepted for purchase is up to $2,000,000,000 less the aggregate principal amount of the Any and All Notes tendered and accepted for purchase (the “Maximum Tender Offer Amount”).

The consideration for the Maximum Tender Offer Notes validly tendered pursuant to the Maximum Tender Offers, and for the Any and All Notes validly tendered at or prior to the Expiration Date and not already purchased on the Early Settlement Date, as calculated by the Dealer Managers and announced on August 21, 2014, is expected to be paid on September 8, 2014 (the “Final Settlement Date”). In addition to the Total Consideration or Tender Offer

Consideration, as applicable (as such terms are defined in the Offer to Purchase), holders of Notes accepted for purchase will receive accrued and unpaid interest on those Notes from the last interest payment date with respect to such Notes to, but not including, the Final Settlement Date.

Barclays Capital Inc. and RBS Securities Inc. served as Dealer Managers for the Tender Offers. D.F. King & Co., Inc. served as the tender and information agent for the Tender Offers. For additional information regarding the terms of the Tender Offers, please contact the Dealer Managers at Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or at RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect).

About the Company:

CVS Health is a pharmacy innovation company helping people on their path to better health. Through our 7,700 retail pharmacies, 900 walk-in medical clinics, a leading pharmacy benefits manager with nearly 65 million plan members, and expanding specialty pharmacy services, CVS Health enables people, businesses and communities to manage health in more affordable, effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.